Exhibit 12

HCC Insurance Holdings, Inc. and Subsidiaries

Statement of Ratios

(unaudited, in thousands except ratios)

	Nine months ended September 30,		Three months ended September 30,
	2012	2011	2012	2011
Net loss ratio
Loss and loss adjustment expense, net	$969,767	$1,062,240	$304,014	$380,372
Net earned premium	1,676,122	1,576,987	563,650	544,256
Net loss ratio (1)	57.9%	67.4%	53.9%	69.9%
(Net loss ratio = incurred loss and loss adjustment expense divided by net earned premium)

Expense ratio (2)
Segment underwriting expense (3)	$423,516	$394,148	$142,152	$125,938
Segment revenue (4)	1,667,772	1,565,574	564,475	542,344
Expense ratio	25.4%	25.2%	25.2%	23.2%
(Expense ratio = segment underwriting expense divided by segment revenue)

Combined ratio (2)	83.3%	92.6%	79.1%	93.1%
(Combined ratio = net loss ratio plus expense ratio)

Accident year net loss ratio
Loss and loss adjustment expense, net	$969,767	$1,062,240	$304,014	$380,372
Add: Favorable (adverse) development	34,632	(21,623)	34,632	643

Accident year net loss and loss adjustment expense	$1,004,399	$1,040,617	$338,646	$381,015

Accident year net earned premium	$1,676,122	$1,576,987	$563,650	$544,256
Accident year net loss ratio	59.9%	66.0%	60.1%	70.0%
(Accident year net loss ratio = accident year net loss and loss adjustment expense divided by accident year net earned premium)

Net paid loss ratio
Losses paid, net of reinsurance	$944,203	$937,171	$333,713	$301,845
Net earned premium	1,676,122	1,576,987	563,650	544,256
Net paid loss ratio	56.3%	59.4%	59.2%	55.5%
(Net paid loss ratio = losses paid, net of reinsurance, divided by net earned premium)

(1)	Calculated for our insurance companies using financial data reported in accordance with generally accepted accounting principles.
(2)	The 2011 expense ratios and combined ratios have been recast to reflect change in Exited Lines in the third quarter of 2012.

See Note 10, “Segments” to the Consolidated Financial Statements for additional information.

(3)	Sum of Other Expense for each of our insurance segments.
(4)	Sum of Segment Revenue for each of our insurance segments.

HCC Insurance Holdings, Inc. and Subsidiaries

Statement of Ratios

(unaudited, in thousands except ratios)

	Nine months ended September 30,		Three months ended September 30,
	2012	2011	2012	2011

Ratio of earnings to fixed charges
Interest factor of rent expense (5)	$3,981	$4,077	$1,356	$1,346
Interest expense	19,101	16,597	5,962	5,610
Capitalized interest	303	345	290	160

Total fixed charges	$23,385	$21,019	$7,608	$7,116

Earnings before income tax expense	$404,898	$242,576	$153,619	$82,792
Interest factor of rent expense (6)	3,981	4,077	1,356	1,346
Interest expense	19,101	16,597	5,962	5,610

Earnings per calculation	$427,980	$263,250	$160,937	$89,748

Ratio of earnings to fixed charges (6)	18.30	12.52	21.15	12.61

(5)	Estimated to be 33% of total rent expense.
(6)	Earnings per calculation divided by total fixed charges.